EXHIBIT 99.1

FOR IMMEDIATE RELEASE

GROUP 1 AUTOMOTIVE TO PRESENT AT THE BANK OF AMERICA MERRILL LYNCH 2011 AUTO SUMMIT

HOUSTON, April 14, 2011 — Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 500 automotive retailer, today announced that senior management will present at the Bank of America Merrill Lynch 2011 Auto Summit on April 20, at the Crowne Plaza Times Square hotel in New York City. The presentation is scheduled to begin at 1:50 p.m. ET.

A live audio webcast, with a replay available through May 6, will be accessible through the Investor Relations section of Group 1’s website at www.group1auto.com or through this link: http://www.group1corp.com/news/events.aspx.

About Group 1 Automotive, Inc.
Group 1 owns and operates 102 automotive dealerships, 131 franchises, and 27 collision service centers in the United States and the United Kingdom that offer 30 brands of automobiles. Through its dealerships, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

Group 1 Automotive can be reached on the Internet at www.group1auto.com.

SOURCE: Group 1 Automotive, Inc.

Investor contacts:
Kim Paper Canning, Manager, Investor Relations
Group 1 Automotive Inc. | 713-647-5741 | kpaper@group1auto.com

Media contacts:
Pete DeLongchamps, Vice President, Manufacturer Relations and Public Affairs
Group 1 Automotive Inc. | 713-647-5770 | pdelongchamps@group1auto.com
or
Clint Woods, Pierpont Communications, Inc. | 713-627-2223 | cwoods@piercom.com